Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-274843, 333-262705, 333-197627, 333-274844 and 333-158731 on Form S-8 and Registration Statement Nos. 333-274813, and 333-274814 on Form S-3 of our reports dated February 14, 2024, relating to the financial statements of NorthWestern Energy Group, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 14, 2024